Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Petros Pharmaceuticals, Inc. and Subsidiaries on Form S-1 (No. 333-261043 and No. 333-261618) Form S3 (No. 333-252573) and Form S8 (No. 333-252339) of our report dated March 31, 2022, on our audits of the consolidated financial statements as of December 31, 2021 and 2020 and for each of the years then ended, which report is included in this Annual Report on Form 10-K to be filed on or about March 31, 2022.

/s/ EisnerAmper LLP

EISNERAMPER LLP

Iselin, New Jersey

March 31, 2022